UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

(Amendment No. )

[X]	Filed by the registrant

[ ]	Filed by a party other than the registrant

[ ]	Preliminary Information Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[X]	Definitive Information Statement

MagneGas Applied Technology Solutions, Inc.

(Name of Registrant as Specified In Charter)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)	Title of each class of Securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction: $____________

5)	Total fee paid: $_____________

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.

3)	Filing Party:

4)	Date Filed:

MAGNEGAS APPLIED TECHNOLOGY SOLUTIONS, INC.

11885 44TH STREET NORTH

CLEARWATER, FL 33762

(727) 934-3448

NOTICE OF ACTIONS BY WRITTEN CONSENT OF HOLDERS OF
NOT LESS THAN A MAJORITY OF THE AGGREGATE VOTING POWER
OF ALL OUTSTANDING SHARES OF CAPITAL STOCK OF MAGNEGAS APPLIED TECHNOLOGY SOLUTIONS, INC.

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

Dear Stockholder:

This Information Statement is being made available to the holders of record of the outstanding shares of common stock, $0.001 per value per share (the “Common Stock”), the Series A Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”), the Series B Convertible Preferred Stock, $0.001 par value per share (the “Series B Preferred Stock”), the Series C Convertible Preferred Stock, $0.001 par value per share (the “Series C Preferred Stock”), the Series D Convertible Preferred Stock, $0.001 par value per share (the “Series D Preferred Stock”) and the Series E Convertible Preferred Stock, $0.001 par value per share (the “Series E Preferred Stock”) and the Series F Convertible Preferred Stock, $0.001 par value per share (the “Series F Preferred Stock”) of MagneGas Applied Technology Solutions, Inc., a Delaware corporation (the “Company”), as of the close of business on October 31, 2018 (the “Record Date”), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The purpose of the enclosed Information Statement is to inform you of actions taken on October 31, 2018 by written consent of Global Alpha, LLC (the “Majority Stockholder”). The Majority Stockholder is a privately-owned company of which Carla Santilli (a former member of our Board of Directors) and Ruggero Santilli each own 50%. Ermanno Santilli (our former Chief Executive Officer and a member of our Board of Directors) and Luisa Ingargiola (our Chief Financial Officer and Secretary from 2007 through November 30, 2016, and a former member of our Board of Directors) are voting members of the Majority Stockholder but have no equity interest. Each share of Series A Preferred Stock has voting rights of 100,000 votes per share and votes generally with the shares of Common Stock on all matters except as otherwise required by law. The total aggregate number of votes for the Series A Preferred Stock is 100 billion. As of the Record Date, the Majority Stockholder’s holdings represented approximately 99% of the votes entitled to be cast by the outstanding shares of our voting stock. The enclosed Information Statement shall also constitute the notice required under Section 228(e) of the Delaware General Corporation Law (“DGCL”).

On October 31, 2018, the Board of Directors (the “Board”) submitted the following actions to the Majority Stockholder for ratification and approval by consent in lieu of meeting, and the Majority Stockholder has ratified and approved the following actions:

1) THE ADOPTION OF RESOLUTIONS THAT HAVE BEEN ADOPTED BY THE BOARD TO APPROVE THE FOLLOWING TRANSACTION (THE “OCTOBER 2018 TRANSACTION”):

On October 11, 2018, MagneGas Applied Technology Solutions, Inc. (the “Company”) entered into a Securities Purchase Agreement (“SPA”) with one or more investors identified on the signature pages thereto (“Investors”). Under the terms of the SPA, the Company issued and sold to each Investor, and each Investor severally, but not jointly, agree to purchase from the Company 21,800,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and warrants to purchase up to 21,800,000 shares of Common Stock (“Warrants”) (collectively, the “Transaction Securities”) as set forth on the Purchaser Signature Page attached to the SPA, for a total gross purchase price of $5,014,000 (exclusive of the exercise of the Warrants) (the “Offering”). The received aggregate net proceeds of approximately $4,588,160, and the Company intends to use the net proceeds for working capital and other general corporate purposes. The Offering closed on October 15, 2018.

The sale of the Common Stock at a price of $0.23 per share was made pursuant to a prospectus supplement, which was filed with the Securities and Exchange Commission (the “SEC”) on October 11, 2018, and accompanying base prospectus relating to the Company’s shelf registration statement on Form S-3 (File No. 333-207928), which was declared effective by the SEC on June 15, 2016. Additionally, the sale of the Warrants at a price of $0.3654 per Warrant was made pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Warrants are exercisable beginning on the initial exercise date, which is the earlier of the date the Company obtains the approval of its stockholders to the issuance of the shares of Common Stock underlying the Warrants (the “Warrant Shares”) or the six-month anniversary of the date of issuance. The Warrants will be exercisable for 42 months following the closing date.

The Company may not issue any shares of Common Stock pursuant to the terms of the SPA or Warrants if the issuance of such shares of Common Stock would exceed the aggregate number of shares of Common Stock which the Company may issue pursuant to the SPA or upon exercise of the Warrants without breaching the Company’s obligations under the rules or regulations of the Nasdaq Capital Market (“Principal Market”) (the number of shares which may be issued without violating such rules and regulations, the “Exchange Cap”), except that such limitation shall not apply in the event that the Company (A) obtains the approval of its stockholders as required by the applicable rules of the Principal Market for issuances of shares of Common Stock in excess of such amount or (B) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Holder.

The Board submitted the terms and conditions of the October 2018 Transaction to the Majority Stockholder for ratification and approval by consent in lieu of meeting, and the Majority Stockholder has ratified and approved the issuance and sale, as part of the October 2018 Transaction, of the 21,800,000 shares of Common Stock, including the 21,800,000 shares of Common Stock issuable upon exercise of the Warrants (including issuances in excess of the Exchange Cap) in order to comply with NASDAQ Marketplace Rule 5635(d), all as may be required by and in accordance with NASDAQ Marketplace Rule 5635(d).

2) GRANT OF DISCRETIONARY AUTHORITY TO THE BOARD OF DIRECTORS TO AMEND THE CERTIFICATE OF INCORPORATION OF THE COMPANY, AS AMENDED, TO EFFECT, AT ANY TIME ON OR PRIOR TO MAY 11, 2019, A REVERSE STOCK SPLIT AT AN EXCHANGE RATIO OF UP TO ONE HUNDRED-FOR-ONE.

3) APPROVAL OF THE ISSUANCE OF MORE THAN 20% OF THE COMPANY’S ISSUED AND OUTSTANDING COMMON STOCK IN A CERTAIN OFFERING.

The Board is not soliciting your consent or your proxy in connection with these actions, and no consents or proxies are being requested from stockholders.

Under Rule 14c-2 of the Exchange Act, the actions taken by the Majority Stockholder will not be effective until 20 days after the enclosed Information Statement is first mailed or otherwise delivered to our stockholders entitled to receive notice thereof.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS, AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN. THIS INFORMATION STATEMENT IS BEING FURNISHED TO YOU SOLELY FOR THE PURPOSE OF INFORMING STOCKHOLDERS OF THE MATTERS DESCRIBED HEREIN PURSUANT TO SECTION 14(c) OF THE EXCHANGE ACT AND THE REGULATIONS PROMULGATED THEREUNDER, INCLUDING REGULATION 14C AND PURSUANT TO SECTION 228(E) OF THE DGCL. WE ARE NOT ASKING YOU FOR A CONSENT OR PROXY AND YOU ARE REQUESTED NOT TO SEND US A CONSENT OR PROXY.

By order of the Board of Directors

/s/Scott Mahoney
Scott Mahoney
November 13, 2018	Chief Executive Officer and Director

INFORMATION STATEMENT

OF

MAGNEGAS APPLIED TECHNOLOGY SOLUTIONS, INC.

11885 44TH STREET NORTH

CLEARWATER, FL 33762

(727) 934-3448

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

PURPOSE OF INFORMATION STATEMENT

This Information Statement advises stockholders of MagneGas Applied Technology Solutions, Inc. (the “Company”) of action taken on October 31, 2018 by written consent of Global Alpha, LLC (the “Majority Stockholder”). The Majority Stockholder is a privately-owned company of which Carla Santilli (a former member of our Board of Directors) and Ruggero Santilli each own 50%. Ermanno Santilli (our former Chief Executive Officer and a member of our Board of Directors) and Luisa Ingargiola (our Chief Financial Officer and Secretary from 2007 through November 30, 2016, and a former member of our Board of Directors) are voting members of the Majority Stockholder but have no equity interest. The Majority Stockholder holds a majority of the aggregate voting power of all outstanding shares of capital stock of the Company entitled to vote on the matters set forth in this Information Statement as of October 31, 2018 (the “Record Date”).

OVERVIEW OF ACTIONS

1) THE ADOPTION OF RESOLUTIONS THAT HAVE BEEN ADOPTED BY THE BOARD TO APPROVE THE FOLLOWING TRANSACTION (THE “OCTOBER 2018 TRANSACTION”):

On October 11, 2018, MagneGas Applied Technology Solutions, Inc. (the “Company”) entered into a Securities Purchase Agreement (“SPA”) with one or more investors identified on the signature pages thereto (“Investors”). Under the terms of the SPA, the Company issued and sold to each Investor, and each Investor severally, but not jointly, agreed to purchase from the Company 21,800,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and warrants to purchase up to 21,800,000 shares of Common Stock (“Warrants”) (collectively, the “Transaction Securities”) as set forth on the Purchaser Signature Page attached to the SPA, for a total gross purchase price of $5,014,000 (exclusive of the exercise of the Warrants) (the “Offering”). The Company received aggregate net proceeds of approximately $4,588,160, and the Company intends to use the net proceeds for working capital and other general corporate purposes. The Offering closed on October 15, 2018.

The sale of the Common Stock at a price of $0.23 per share was made pursuant to a prospectus supplement, which was filed with the Securities and Exchange Commission (the “SEC”) on October 11, 2018, and accompanying base prospectus relating to the Company’s shelf registration statement on Form S-3 (File No. 333-207928), which was declared effective by the SEC on June 15, 2016. Additionally, the sale of the Warrants at a price of $0.3654 per Warrant was made pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Warrants are exercisable beginning on the initial exercise date, which is the earlier of the date the Company obtains the approval of its stockholders to the issuance of the shares of Common Stock underlying the Warrants (the “Warrant Shares”) or the six-month anniversary of the date of issuance. The Warrants will be exercisable for 42 months following the closing date.

The Company may not issue any shares of Common Stock pursuant to the terms of the SPA or Warrants if the issuance of such shares of Common Stock would exceed the aggregate number of shares of Common Stock which the Company may issue pursuant to the SPA or upon exercise of the Warrants without breaching the Company’s obligations under the rules or regulations of the Nasdaq Capital Market (“Principal Market”) (the number of shares which may be issued without violating such rules and regulations, the “Exchange Cap”), except that such limitation shall not apply in the event that the Company (A) obtains the approval of its stockholders as required by the applicable rules of the Principal Market for issuances of shares of Common Stock in excess of such amount or (B) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Holder.

The Board submitted the terms and conditions of the October 2018 Transaction to the Majority Stockholder for ratification and approval by consent in lieu of meeting, and the Majority Stockholder has ratified and approved the issuance and sale, as part of the October 2018 Transaction, of the 21,800,000 shares of Common Stock, including the 21,800,000 shares of Common Stock issuable upon exercise of the Warrants (including issuances in excess of the Exchange Cap) in order to comply with NASDAQ Marketplace Rule 5635(d), all as may be required by and in accordance with NASDAQ Marketplace Rule 5635(d).

2) GRANT OF DISCRETIONARY AUTHORITY TO THE BOARD OF DIRECTORS TO AMEND THE CERTIFICATE OF INCORPORATION OF THE COMPANY, AS AMENDED, TO EFFECT, AT ANY TIME ON OR PRIOR TO MAY 11, 2019, A REVERSE STOCK SPLIT AT AN EXCHANGE RATIO OF UP TO ONE HUNDRED-FOR-ONE.

Overview

The Board of Directors has determined that it is advisable and in the best interests of the Company and our stockholders that the Board of Directors be granted the discretionary authority to effect a reverse stock split of the outstanding shares of our common stock, at any time on or prior to the date of May 11, 2019, at an exchange ratio of up to one hundred-for-one (the “Reverse Split”). The reverse stock split was approved by the entire Board, subject to the Majority Stockholder’s approval, effective October 31, 2018, and the Majority Stockholder on October 31, 2018. The Majority Stockholder’s approval will become effective twenty (20) days after a Definitive Information Statement on Form 14C is mailed to the Company’s other stockholders as of the Record Date.

Purposes of the Reverse Stock Split

Nasdaq Listing

The Company’s common stock is currently listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “MNGA.” Among other requirements, the listing maintenance standards established by Nasdaq require the common stock to have a minimum closing bid price of at least $1.00 per share. Pursuant to the Nasdaq Marketplace Rules, if the closing bid price of the common stock is not equal to or greater than $1.00 for 30 consecutive business days, Nasdaq will send a deficiency notice to MagneGas. Thereafter, if the common stock does not close at a minimum bid price of $1.00 or more for 10 consecutive trading days within 180 calendar days of the deficiency notice, Nasdaq may determine to delist the common stock.

Through the date of filing this Information Statement, the last date the closing bid price of the common stock satisfied the $1.00 minimum closing bid price requirement was March 22, 2018. As a result, on May 7, 2018, MagneGas received a notice of deficiency from Nasdaq indicating that if MagneGas did not comply with the minimum bid price rules by November 5, 2018, Nasdaq may delist the common stock.

In the latter part of October 2018, the Company determined that it would not be in compliance with the minimum bid price rule by November 5, 2018, which would subject the Company’s common stock to delisting from Nasdaq. Therefore, the Board of Directors determined that it was in the best interest of the Company to seek the consent of the Majority Stockholder to approve a reverse split of the Company’s common stock and treasury stock. The Board of Directors reasonably believes that without receiving the Majority Stockholder’s approval and without the closing price of the common stock otherwise meeting the $1.00 minimum closing bid price requirement, the Company’s common stock will be delisted from Nasdaq on May 11, 2018.

In the event the common stock was no longer eligible for continued listing on Nasdaq, MagneGas would be forced to seek to be traded on the OTC Bulletin Board or in the “pink sheets.” These alternative markets are generally considered to be less efficient than, and not as broad as, Nasdaq, and therefore less desirable. Accordingly, the Board of Directors believes delisting of the common stock would likely have a negative impact on the liquidity and market price of the common stock and may increase the spread between the “bid” and “asked” prices quoted by market makers.

The Board of Directors has considered the potential harm to MagneGas of a delisting from Nasdaq and believes that delisting could, among other things, adversely affect (i) the trading price of the common stock, (ii) the liquidity and marketability of shares of the common stock and (iii) result in certain defaults under existing agreements. This could reduce the ability of holders of the common stock to purchase or sell shares of common stock as quickly and as inexpensively as they have done historically.

Delisting could also adversely affect MagneGas’s relationships with vendors and customers who may perceive MagneGas’s business less favorably, which would have a detrimental effect on MagneGas’s relationships with these entities.

Furthermore, if the common stock was no longer listed on Nasdaq, it may reduce MagneGas’s access to capital and cause MagneGas to have less flexibility in responding to MagneGas’s capital requirements. Certain institutional investors may also be less interested or prohibited from investing in the common stock, which may cause the market price of the common stock to decline.

In addition, MagneGas would no longer be deemed a “covered security” under Section 18 of the Securities Act of 1933, as amended, and therefore would lose its exemption from state securities regulations. As a result, MagneGas would need to comply with various state securities laws with respect to issuances of its securities, including equity award grants to employees. As a public company, MagneGas would not have the benefit of certain exemptions applicable to privately-held entities, which would make granting equity awards to MagneGas’s employees more difficult.

Potential Increased Investor Interest

The Board of Directors believes that the reverse stock split will provide a number of benefits to MagneGas and its existing stockholders, which may lead to an increase in investor interest, including:

1. Reduced Short-Term Risk of Illiquidity. The Board of Directors understands that a higher stock price may increase investor confidence by reducing the short-term risk of illiquidity and lack of marketability of the common stock that may result from the delisting of the common stock from Nasdaq.

2. Decreasing Transaction Costs. Investors may also be dissuaded from purchasing stocks below certain prices because the brokerage commissions, as a percentage of the total transaction value, tend to be higher for such low-priced stocks.

3. Stock Price Requirements. The Board of Directors understands that some brokerage houses and institutional investors may have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers or by restricting or limiting the ability to purchase such stocks on margin. In addition, analysts at brokerage firms may not monitor the trading activity or otherwise provide coverage of lower priced stocks.

Other Potential Benefits

The Board of Directors believes that a higher stock price would help MagneGas attract and retain employees and other service providers. It is the view of the Board of Directors that some potential employees and service providers are less likely to work for a company with a low stock price, regardless of the size of the company’s market capitalization. Accordingly, if the reverse stock split successfully increases the per share price of the common stock, the Board of Directors believes this increase will enhance MagneGas’s ability to attract and retain employees and service providers.

Risks Associated with the Reverse Stock Split

The reverse stock split could result in a significant devaluation of MagneGas’s market capitalization and trading price of the common stock, and we cannot assure you that the proposed reverse stock split will increase our stock price and have the desired effect of maintaining compliance with Nasdaq Listing Rules.

The Board of Directors expects that a reverse stock split of the outstanding common stock will increase the market price of the common stock. However, MagneGas cannot be certain whether the reverse stock split would lead to a sustained increase in the trading price or the trading market for the common stock. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

●	the market price per share of the common stock after the reverse stock split will rise in proportion to the reduction in the number of pre-split shares of common stock outstanding before the reverse stock split;

●	the reverse stock split will result in a per share price that will attract brokers and investors, including institutional investors, who do not trade in lower priced stocks;

●	the reverse stock split will result in a per share price that will increase MagneGas’s ability to attract and retain employees and other service providers;

●	the market price per post-split share will remain in excess of the $1.00 minimum closing bid price as required by the Nasdaq Marketplace Rules or that MagneGas would otherwise meet the requirements of Nasdaq for continued inclusion for trading on Nasdaq; and

●	the reverse stock split will increase the trading market for the common stock, particularly if the stock price does not increase as a result of the reduction in the number of shares of common stock available in the public market.

The market price of the common stock will also be based on MagneGas’s performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is consummated and the trading price of the common stock declines, the percentage decline as an absolute number and as a percentage of MagneGas’s overall market capitalization may be greater than would occur in the absence of the reverse stock split. Furthermore, the liquidity of the common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split and this could have an adverse effect on the price of the common stock. If the market price of the shares of common stock declines subsequent to the effectiveness of the reverse stock split, this will detrimentally impact MagneGas’s market capitalization and the market value of MagneGas’s public float.

The reverse stock split may result in some stockholders owning “odd lots” that may be more difficult to sell or require greater transaction costs per share to sell.

The reverse stock split may result in some stockholders owning “odd lots” of less than 100 shares of common stock on a post-split basis. These odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in “round lots” of even multiples of 100 shares.

Because of the reverse stock split ratio, certain stockholders may no longer have any equity interest in MagneGas.

Assuming the Board authorizes the maximum reverse stock split ratio of one hundred-for-one, certain stockholders might be fully cashed out in the reverse stock split and thus, after the reverse stock split takes effect, such stockholders would no longer have any equity interest in MagneGas and therefore would not participate in our future earnings or growth, if any. It will not be possible for cashed out stockholders, if any, to re-acquire an equity interest in MagneGas unless they purchase an interest from a remaining stockholder or in a future equity financing by MagneGas.

The reverse stock split may not help generate additional investor interest.

There can be no assurance that the reverse stock split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our common stock may not necessarily improve.

Effective Date

Assuming the Board of Directors exercises its discretion to effect the reverse stock split, the reverse stock split will become effective as of the date and time (the “Effective Date”) that the certificate of amendment to the Charter to effect the foregoing is filed with the Secretary of State of the State of Delaware (or such later date and time as is stated in such certificate) in accordance with the Delaware General Corporation Law (the “DGCL”), without any further action on the part of stockholders and without regard to the date that any stockholder physically surrenders the stockholder’s certificates representing pre-split shares of common stock for certificates representing post-split shares. The Board of Directors, in its discretion, may delay or decide against effecting the reverse stock split and the filing of the certificate of amendment to the Charter to effect the reverse stock split without re-soliciting stockholder approval.

Principal Effects of the Reverse Stock Split

After the Effective Date, each stockholder will own a reduced number of shares of the common stock. However, MagneGas expects that the market price of the common stock immediately after the reverse stock split will increase substantially above the market price of the common stock immediately prior to the reverse stock split. The proposed reverse stock split will be effected simultaneously for all of the outstanding shares of common stock, and the ratio for the reverse stock split will be the same for all of the outstanding shares of common stock. The reverse stock split will affect all stockholders uniformly and will not affect any stockholder’s percentage ownership interest in MagneGas (except to the extent that the reverse stock split would result in any of the stockholders owning a fractional share as described below). The reverse stock split will not affect holders of outstanding equity awards under the Equity Plan (described below) substantially the same. Proportionate voting rights and other rights and preferences of the holders of common stock will not be affected by the proposed reverse stock split (except to the extent that the reverse stock split would result in any stockholders owning a fractional share as described below). For example, a holder of 2% of the voting power of the outstanding shares of common stock immediately prior to the reverse stock split would continue to hold approximately 2% of the voting power of the outstanding shares of common stock immediately after the reverse stock split. The number of stockholders of record also will not be affected by the proposed reverse stock split (except to the extent that the reverse stock split would result in any stockholders owning only a fractional share as described below).

The par value per share of the common stock would remain unchanged at $0.001 per share after the reverse stock split. In addition, the reverse stock split will not reduce the number of authorized shares of common stock. MagneGas will continue to have 10,000,000 shares of authorized preferred stock, of which 1,000,000 shares are designated as Series A Preferred Stock and are outstanding.

The proposed reverse stock split will not reduce the number of shares of common stock available for issuance under the Equity Incentive Plan. All shares of common stock subject to outstanding equity awards (including stock options, performance shares and stock appreciation rights) under the Equity Incentive Plan and the number of shares of common stock which have been authorized for issuance under the Equity Incentive Plan but as to which no equity awards have yet been granted or which have been returned to the Equity Incentive Plan upon cancellation or expiration of such equity awards will not be converted on the Effective Date.

The effects of the proposed amendment to the Charter are illustrated in the below table as of October 31, 2018, including (1) the approximate percentage reduction in the outstanding number of shares of common stock, (2) the approximate number of shares of common stock that would be (i) authorized, (ii) issued and outstanding, (iii) issued but held by MagneGas in treasury stock, (iv) reserved for issuance pursuant to outstanding warrants, (v) authorized but reserved for issuance upon exercise of outstanding equity awards pursuant to the Equity Plan, and (vi) authorized but not issued or outstanding, or reserved for issuance under the Equity Incentive Plan, and (3) the approximate percentage of authorized shares not issued or outstanding, or reserved for issuance under the Equity Incentive Plan:

	Pre-Reverse Stock Split	Post-Reverse Stock Split (1)

Percentage Reduction of Shares Outstanding	33.66%	99.994%
Authorized Shares of Common Stock	190,000,000	190,000,000
Shares Outstanding	126,055,862	1,260,559
Issued But Not Outstanding (Held by MagneGas in Treasury Stock)	166,666.67	1,666.67
Reserved for Issuance Pursuant to Outstanding Warrants	45,056,000	450,560
Reserved for Issuance Upon Exercise/Release of Outstanding Equity Awards Under the Equity Incentive Plan	206,084	206,084
Authorized but not Issued or Outstanding, or Reserved for Issuance Under the Equity Incentive Plan	4,016,308	4,016,308
Percentage of Authorized Shares not Issued or Outstanding, or Reserved for Issuance Under Warrants and the Equity Incentive Plan	25.8%	2.4%

(1)	Assumes the Board has authorized the maximum reverse split ratio of 100:1.

If the proposed reverse stock split is implemented, it may increase the number of stockholders who own “odd lots” of less than 100 shares of common stock. Brokerage commissions and other costs of transactions in odd lots may be higher than the costs of transactions of more than 100 shares of common stock.

The common stock is currently registered under Section 12(b) of the Exchange Act, and MagneGas is subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split will not affect the registration of the common stock under the Exchange Act. If the proposed reverse stock split is implemented, the common stock will continue to be reported on Nasdaq under the symbol “MNGA”.

The proposed amendment to the Charter will not change the terms of the common stock. After the reverse stock split, the shares of the common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the common stock now authorized. Each stockholder’s percentage ownership of the new common stock will not be altered except for the effect of eliminating fractional shares (which is discussed in more detail below). The common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. Following the reverse stock split, MagneGas will continue to be subject to the periodic reporting requirements of the Exchange Act.

Treatment of Fractional Shares

No scrip or fractional shares would be issued if, as a result of the reverse stock split, a registered stockholder would otherwise become entitled to a fractional share. Instead, MagneGas would pay to the registered stockholder, in cash, the value of any fractional share interest arising from the reverse stock split. The cash payment would equal the closing sales price of the common stock as reported on Nasdaq as of the Effective Date multiplied by the number of shares of pre-split common stock held by the stockholder that would otherwise have been exchanged for such fractional share. No transaction costs would be assessed to stockholders for the cash payment. Stockholders would not be entitled to receive interest for the period of time between the Effective Date and the date payment is made for their fractional shares. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment as described herein. This cash payment merely represents a mechanical rounding off of the fractions in the exchange.

As a result of the reverse stock split, and assuming the Board authorizes the maximum reverse split ratio, stockholders who hold less than one hundred shares of common stock will no longer be stockholders of MagneGas on a post-split basis. In other words, any holder of one hundred or fewer shares of common stock prior to the effectiveness of the reverse stock split would only be entitled to receive cash for the fractional share of common stock such stockholder would hold on a post-split basis. The actual number of stockholders that will be eliminated will depend on the actual number of stockholders holding less than one hundred shares of common stock on the Effective Date. Reducing the number of post-split stockholders, however, is not the purpose of the reverse stock split.

If you do not hold sufficient shares of pre-split common stock to receive at least one post-split share of common stock and you want to hold common stock after the reverse stock split, you may do so by taking either of the following actions far enough in advance so that it is completed before the reverse stock split is effected:

●	purchase a sufficient number of shares of common stock so that you would hold at least one hundred shares of common stock in your account prior to the implementation of the reverse stock split that would entitle you to receive at least one share of common stock on a post-split basis; or

●	if applicable, consolidate your accounts so that you hold at least one hundred shares of common stock in one account prior to the reverse stock split that would entitle you to at least one share of common stock on a post-split basis. Common stock held in registered form (that is, shares held by you in your own name on MagneGas’s share register maintained by its transfer agent) and common stock held in “street name” (that is, shares held by you through a bank, broker or other nominee) for the same investor would be considered held in separate accounts and would not be aggregated when implementing the reverse stock split. Also, shares of common stock held in registered form but in separate accounts by the same investor would not be aggregated when implementing the reverse stock split.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where MagneGas is domiciled and where the funds for fractional shares would be deposited, sums due to stockholders in payment for fractional shares that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Effect of the Reverse Stock Split on Convertible Preferred Shares and Warrants

The reverse stock split will require that proportionate adjustments be made to the conversion rate, the per share exercise price and the number of shares issuable upon the exercise or conversion of the following outstanding securities issued by the Company, in accordance with the reverse stock split ratio (all figures are as of October 31, 2018):

●	194,445 shares of common stock that are issuable upon the exercise of common stock warrants granted in the June 2017 Private Placement (the “Common Stock Warrants”);

●	27,778 shares of common stock that are issuable upon the exercise of placement agent warrants granted in the June 2017 Private Placement (the “Placement Agent Warrants”);

●	25,000,000 shares of common stock that are issuable upon the exercise of common stock warrants granted in the August 2018 Financing;

●	20,056,000 shares of common stock that are issuable upon the exercise of common stock warrants granted in the October 2018 Registered Direct Offering and Private Placement; and

●	Shares of common stock that are issuable upon (a) the exercise of 2,530 Series C Convertible Preferred Warrants outstanding into 2,530 shares of Series C Preferred Stock and the subsequent conversion of said Series C Preferred Stock to common stock and (b) the conversion of 36,765 outstanding shares of Series E Convertible Preferred Stock to common stock.

The adjustments to the above securities, as required by the reverse stock split and in accordance with the reverse stock split ratio, would result in approximately the same aggregate price being required to be paid under such securities upon exercise, and approximately the same value of shares of common stock being delivered upon such exercise or conversion, immediately following the reverse stock split as was the case immediately preceding the reverse stock split.

Effect of the Reverse Stock Split on Equity Awards

The proposed reverse stock split will not reduce the number of shares of common stock available for issuance under the Equity Incentive Plan. All shares of common stock subject to outstanding equity awards (including stock options, performance shares and stock appreciation rights) under the Equity Incentive Plan and the number of shares of common stock which have been authorized for issuance under the Equity Incentive Plan but as to which no equity awards have yet been granted or which have been returned to the Equity Incentive Plan upon cancellation or expiration of such equity awards will not be converted on the Effective Date

Board Discretion to Implement the Reverse Stock Split

Although the reverse stock split was approved by the Majority Stockholder, the actual reverse stock split will be effected, if at all, only upon a subsequent determination by the Board of Directors that the reverse stock split is in the best interests of MagneGas and its stockholders at the time. Such determination will be based upon certain factors, including existing and expected marketability and liquidity of the common stock, prevailing market conditions, the likely effect on the market price of the common stock and the ability and desirability of MagneGas to satisfy the continued listing requirements for Nasdaq and such other considerations as the Board of Directors, in its discretion, determines. Notwithstanding approval of the reverse stock split by the Majority Stockholder, the Board of Directors may, in its sole discretion, abandon the proposed amendment and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect the reverse stock split, as permitted under Section 242(c) of the DGCL.

Exchange of Stock Certificates

As soon as practicable after the Effective Date, stockholders will be notified that the reverse stock split has been effected. MagneGas’s transfer agent will act as “exchange agent” for purposes of implementing the exchange of stock certificates. If any of your shares are held in certificated form (that is, you do not hold all of your shares electronically in book-entry form), you will receive a letter of transmittal from MagneGas’s exchange agent as soon as practicable after the Effective Date, which will contain instructions on how to obtain post-split shares. You must complete, execute and submit to the exchange agent the letter of transmittal in accordance with its instructions and surrender your stock certificate(s) formerly representing shares of stock prior to the reverse stock split (or an affidavit of lost stock certificate containing an indemnification of MagneGas for claims related to such lost stock certificate). Upon receipt of your properly completed and executed letter of transmittal and your stock certificate(s), you will be issued the appropriate number of shares of common stock either as stock certificates (including legends, if appropriate) or electronically in book-entry form, as determined by MagneGas. This means that, instead of receiving a new stock certificate, you may receive a direct registration statement that indicates the number of post-split shares you own in book-entry form. At any time after receipt of your direct registration statement, you may request a stock certificate representing your post-split ownership interest. If you are entitled to payment in lieu of any fractional share interest, payment will be made as described above under the heading “Treatment of Fractional Shares.” No direct registration statements, new stock certificates or payments in lieu of fractional shares will be issued to a stockholder until such stockholder has properly completed and executed a letter of transmittal and surrendered such stockholder’s outstanding certificate(s) to the exchange agent. If you hold any or all of your shares electronically in book-entry form, please see the section below under the heading “Effect on Registered Book-Entry Holders.”

STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL THEY ARE REQUESTED TO DO SO.

In connection with the reverse stock split, the common stock will change its current CUSIP number. This new CUSIP number will appear on any new stock certificates issued representing shares of the post-split common stock.

Effect on Beneficial Owners

Stockholders holding common stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the reverse stock split than those that would be put in place by MagneGas for registered stockholders that hold such shares directly, and their procedures may result, for example, in differences in the precise cash amounts being paid by such nominees in lieu of a fractional share. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your bank, broker or nominee.

Effect on Registered Book-Entry Holders

MagneGas’s registered stockholders may hold some or all of their shares electronically in book-entry form under the direct registration system for securities. These stockholders will not have stock certificates evidencing their ownership of the common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

●	If you hold shares in a book-entry form, you do not need to take any action to receive your post-split shares or your cash payment in lieu of any fractional share interest, if applicable. If you are entitled to post-split shares, a transaction statement will automatically be sent to your address of record indicating the number of shares you hold.

●	If you are entitled to a payment in lieu of any fractional share interest, a check will be mailed to you at your registered address as soon as practicable after MagneGas’s transfer agent completes the aggregation and sale described above in “Treatment of Fractional Shares.” By signing and cashing this check, you will warrant that you owned the shares for which you receive a cash payment.

Accounting Consequences

The par value per share of the common stock would remain unchanged at $0.001 per share after the reverse stock split. As a result, on the Effective Date, the par value per share on MagneGas’s balance sheet attributable to the common stock will be reduced proportionally from its present amount, and the additional paid in capital account shall be credited with the amount by which the par value per share is reduced. The per share common stock net income or loss and net book value will be increased because there will be fewer shares of common stock outstanding or held by MagneGas in treasury stock. MagneGas does not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

No Appraisal Rights

Under the General Corporation Law of the State of Delaware, our stockholders are not entitled to appraisal rights with respect to the Reverse Split, and we would not independently provide our stockholders with such rights if the Reverse Split is affected.

Certain United States Federal Income Tax Consequences of the Reverse Split

The following is a discussion of certain material U.S. federal income tax consequences of the reverse stock split. This discussion is included for general information purposes only and does not purport to address all aspects of U.S. federal income tax law that may be relevant to stockholders in light of their particular circumstances. Further, this discussion does not address any state, local or non-U.S. tax consequences of the reverse stock split. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and current Treasury Regulations, administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

All stockholders are urged to consult with their own tax advisors with respect to the tax consequences of the reverse stock split. This discussion does not address the tax consequences to stockholders who are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, partnerships (or entities treated as partnerships for U.S. federal income tax purposes), stockholders who are not U.S. holders (as defined herein), stockholders who hold their shares as “qualified small business stock” or “Section 1244” stock, broker-dealers and tax-exempt entities. This summary also assumes that the pre-reverse stock split shares were, and the post-reverse stock split shares will be, held as a “capital asset,” as defined in Section 1221 of the Code.

As used herein, the term “U.S. holder” means a holder that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

●	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust (A) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more “U.S. persons” (as defined in the Code) have the authority to control all substantial decisions of the trust or (B) that has a valid election in effect to be treated as a U.S. person.

Other than the cash payments for fractional shares of common stock discussed above, no gain or loss should be recognized by a stockholder upon the exchange of pre-reverse stock split shares for post-reverse stock split shares. The aggregate tax basis of the post-reverse stock split shares will be the same as the aggregate tax basis of the pre-reverse stock split shares exchanged in the reverse stock split, reduced by any amount allocable to a fractional share for which cash is received. A stockholder’s holding period in the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares exchanged in the reverse stock split.

In general, the receipt of cash by a U.S. holder instead of a fractional share will result in a taxable gain or loss to such holder for U.S. federal income tax purposes. The amount of the taxable gain or loss to the U.S. holder will be determined based upon the difference between the amount of cash received by such holder and the portion of the basis of the pre-reverse stock split shares allocable to such fractional interest. The gain or loss recognized will constitute capital gain or loss and will constitute long-term capital gain or loss if the holder’s holding period is greater than one year as of the Effective Date.

A U.S. holder may be subject to information reporting with respect to any cash received in exchange for a fractional share interest in a new share in the reverse stock split. U.S. holders who are subject to information reporting and who do not provide a correct taxpayer identification number and other required information (e.g., by submitting a properly completed IRS Form W-9 or applicable IRS Form W-8) may also be subject to backup withholding, at their applicable rate. Any amount withheld under such rules is not an additional tax and may be refunded or credited against the U.S. holder’s U.S. federal income tax liability, provided that the required information is properly furnished in a timely manner to the Internal Revenue Service.

The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split.

3) APPROVAL OF THE ISSUANCE OF MORE THAN 20% OF THE COMPANY’S ISSUED AND OUTSTANDING COMMON STOCK IN A CERTAIN OFFERING.

Overview

Our common stock is currently listed on The NASDAQ Capital Market and we are subject to the marketplace rules of The NASDAQ Stock Market LLC. NASDAQ Listing Rule 5635(d) (“Rule 5635(d)”) requires us to obtain stockholder approval prior to the issuance of our common stock in connection with an offering involving the sale, issuance or potential issuance by the Company of common stock (and/or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock outstanding before the issuance. Shares of our common stock issuable upon the exercise or conversion of warrants, options, debt instruments or other equity securities issued or granted in such an offering will be considered shares issued in such a transaction in determining whether the 20% limit has been reached.

In the coming months, the Company will seek to raise additional capital to implement our business strategy and enhance our overall capitalization. Nonetheless, we have yet to determine the particular terms for such an offering. However, because we may seek additional capital that triggers the requirements of Rule 5635(d), we are seeking stockholder approval now of a financing transaction, as described more fully in the following paragraph, so that we will be able to move quickly to take full advantage of opportunities that may develop in the equity markets.

Among the opportunities that may arise in the coming months is a private or registered offering of up to a total of 33,601,940 shares of common stock for gross proceeds of approximately $8,000,000 (estimate) with a maximum 35% effective discount to the market price of the Company’s underlying common stock at the time of issuance, to continue funding general corporate purposes, including research and development activities, capital expenditures and working capital (the “Potential Offering”). The number of shares available for the Potential Offering will be with regard to the Reverse Split (referenced above). On a proportional basis after taking into account the Reverse Split, the Company expects to have a sufficient number of authorized shares for issuance in connection with the Potential Offering. The Potential Offering may have such other terms as the Pricing Committee of the Board of Directors of the Company shall deem to be in the best interests of the Company and its shareholders, not inconsistent with the foregoing. The Company has not yet identified the investors or arrived at any specific terms or conditions for the Potential Offering and is not able to identify any potential new controlling stockholder that may result from the Potential Offering. Although there will be no initial effect on the holdings of current stockholders from prior approval of the Potential Offering, the issuance of shares of our common stock, or other securities convertible into shares of our common stock, in accordance with any offering, including the Potential Offering, would dilute, and thereby reduce, each existing stockholder’s proportionate ownership in our common stock. Under the Company’s current certificate of incorporation and bylaws, stockholders do not have preemptive rights to subscribe to additional shares that may be issued by the Company in order to maintain their proportionate ownership of the common stock.

The issuance of additional shares of common stock in any offering, including the Potential Offering, could also have an effect on stockholders’ voting power. NASDAQ Listing Rule 5635(b) (“Rule 5635(b)”) requires us to obtain stockholder approval prior to an issuance with respect to shares of common stock, or securities convertible into common stock, which could result in a subsequent change of control of the issuer. Generally, NASDAQ interpretations provide that the acquisition of 20% of the shares of an issuer by one person may be considered a change of control of such issuer. Accordingly, in the event that the issuance of additional shares of common stock in the Potential Offering triggers the requirements of Rule 5635(b), we are seeking stockholder approval now, to ensure efficiency in the future.

The Board of Directors has not yet determined the terms and conditions of any offering including the Potential Offering. As a result, the level of potential dilution cannot be determined at this time. It is possible that if we conduct a stock offering, some of the shares we sell could be purchased by one or more investors who could acquire a large block of our common stock. This could concentrate voting power in the hands of a few stockholders who could exercise greater influence on our operations or the outcome of matters put to a vote of stockholders in the future.

We cannot determine what the actual net proceeds of any offering including the Potential Offering will be until they are completed. If all or part of any offering, including the Potential Offering, is completed, we anticipate that the net proceeds will be used to continue funding general corporate purposes, including research and development activities, capital expenditures and working capital. We currently have no arrangements or understandings regarding any specific transaction with investors, so we cannot predict whether we will be successful should we seek to raise capital through any offering, including the Potential Offering. In the event that we do seek to raise additional capital through the Potential Offering, we are seeking stockholder approval now so we can effectively comply with rules Rule 5635(d) and 5635(b) in the future. We do not plan to seek any additional approval of the Company’s stockholders with respect to the Potential Offering.

OUTSTANDING SHARES AND VOTING RIGHTS

At the close of business on the Record Date, there were 126,055,862 shares of our Common Stock outstanding.

At the close of business on the Record Date, there were 1,000,000 shares of Series A Preferred Stock outstanding. All 1,000,000 shares of Series A Preferred Stock are held by the Majority Stockholder. Each share of Series A Preferred Stock has voting rights of 100,000 votes per share and votes generally with the shares of Common Stock on all matters except as otherwise required by law. The total aggregate number of votes for the Series A Preferred Stock is 100 billion. As of the Record Date, the Majority Stockholder’s holdings represented approximately 99% of the votes entitled to be cast by the outstanding shares of our voting stock, all of which approved and adopted the matters set forth herein.

The Board is not soliciting your consent or your proxy in connection with these actions, and no consents or proxies are being requested from stockholders. The vote that was required to approve the transactions described in this Information Statement was the affirmative vote of the holders of a majority of the aggregate voting power of all outstanding shares of capital stock of the Company entitled as of the Record Date to vote on such matters.

Section 228 of the Delaware General Corporation Law and Article II, Section 11 of the Company’s By-Laws, as amended, provide that stockholders of the Company may act by written consent without a meeting if such stockholders hold the number of shares representing not less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted.

EFFECTIVENESS OF CORPORATE ACTIONS

Under Rule 14c-2 of the Securities Exchange Act of 1934, as amended, the actions taken by the Majority Stockholder will not be effective until 20 days after this Information Statement is first mailed or otherwise delivered to our stockholders entitled to receive notice thereof.

Dissenters’ Right of Appraisal

No dissenters’ or appraisal rights under the Delaware General Corporation Law are afforded to the Company’s stockholders as a result of the approval of the actions taken by the Majority Shareholder.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS ACTED UPON

No officer or director has any substantial interest in the matters acted upon by our Board of Directors and the Majority Stockholder, other than in their roles as an officer or director or Majority Shareholder.

ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-K and 10-Q with the Commission. Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System (also known as “EDGAR”).

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

We will send only one Information Statement and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of Information Statement, to the Company at Corporate Secretary, 11885 44th Street North, Clearwater, FL 33762, telephone: (727) 934-3448.

If multiple stockholders sharing an address have received one copy of the Information Statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may send notification to or call the Company’s principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of the Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices.